CASH-SETTLED PERFORMANCE STOCK UNIT AWARD AGREEMENT

THIS CASH-SETTLED PERFORMANCE STOCK UNIT AWARD AGREEMENT (this “Agreement”) is made as of [date] (the “Award Date”) between Onity Group Inc., a Florida corporation (the “Corporation”), and [name], an employee of the Corporation or of a Subsidiary (the “Participant”).

WHEREAS, the Corporation desires, by granting to the Participant an award of cash-settled stock units pursuant to the Corporation’s 2021 Equity Incentive Plan (the “Plan”), to further the objectives of the Plan;

NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth and for other good and valuable consideration, and intending to be legally bound hereby, the parties hereto have agreed, and do hereby agree, as follows:

1.    STOCK UNIT GRANT

The Corporation hereby grants to the Participant, pursuant to and subject to the Plan, an aggregate “target” of [units] stock units (the “Stock Units”), on the terms and conditions herein set forth (the “Award”). As used herein, the term “stock unit” shall mean a non-voting unit of measurement which is deemed for bookkeeping purposes to be equivalent to one outstanding share of the Corporation’s Common Stock (subject to adjustment as provided in Section 7.1 of the Plan) solely for purposes of the Plan and this Agreement. The Stock Units shall be used solely as a device for the determination of the payment to eventually be made to the Participant if such Stock Units vest pursuant to Paragraph 2 below. The Stock Units shall not be treated as property or as a trust fund of any kind. Capitalized terms used herein and not otherwise defined herein shall have the meaning assigned to such terms in the Plan.

2.    VESTING OF STOCK UNITS

A.    Generally

Subject to the following provisions of this Paragraph 2 and Paragraph 4, the extent to which the Stock Units become vested and payable will be determined in accordance with the performance-based vesting conditions as set forth in Appendix A hereto, incorporated herein by this reference. The “Vesting Date” applicable to the Stock Units is the third anniversary of the Award Date, subject to adjustment as set forth in Paragraph 2 hereof.

B.    Retirement, Termination by the Corporation Without Cause, Death or Disability

If, at any time on or before the Vesting Date, the Participant’s employment with the Corporation or any of its Subsidiaries terminates by reason of the Participant’s (i) Retirement, (ii) termination by the Participant’s employer without Cause (other than following a 409A Change of Control (as defined below)), (iii) death, or (iv) Disability occurring while employed by the Corporation or one of its Subsidiaries (in each case, such date of termination of the Participant’s employment, the “Separation Date”), the Award shall immediately vest on a pro-rata basis in proportion to the percentage of the corresponding vesting period the Participant was employed by the Corporation or one of its Subsidiaries prior to the Separation Date, except as provided below and subject to the conditions below. In such circumstances, the performance-based vesting conditions shall be deemed to have been achieved as set forth in Appendix A and the Award shall vest as provided in Appendix A, provided that (i) the number of
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Stock Units eligible to vest shall be reduced such that the “target” number of Stock Units subject to the Award equals (x) such target number of Stock Units before giving effect to this adjustment multiplied by (y) the percentage of the three-year period between the Award Date and the original Vesting Date that the Participant was employed by the Corporation or one of its Subsidiaries prior to such termination of the Participant’s employment; (ii) in the event of Retirement or termination by the Participant’s employer without Cause, the Participant satisfies the release requirement set forth in the following sentence, and (iii) in the event of Retirement, the Participant complies with the conditions set forth in Paragraph 5 hereof through the Vesting Date. As a condition of any such vesting, in the event of Retirement or termination without Cause, the Participant shall, not later than 21 days after such termination of the Participant’s employment (or such longer period as may be required under applicable law for the Participant to consider the release in order for the release to be effective) provide the Corporation with a valid, executed written release of claims in a form acceptable to the Corporation, and such release shall not have been revoked by the Participant pursuant to any revocation rights afforded by applicable law. Any such Stock Units that vest according to this Paragraph 2B shall be paid in accordance with Paragraph 7 hereof, provided that for the purposes of such payment the Vesting Date as to such Stock Units shall be deemed to be the Separation Date. Any remaining unvested portion of the Award after giving effect to such acceleration shall terminate and be cancelled as of the Separation Date without payment of any consideration by the Corporation and without any other action by the Participant, or the Participant’s beneficiary or personal representative, as the case may be.

For purposes of this Agreement, “Retirement” shall mean termination (other than by reason of death, Disability (as defined below) or by the Participant’s employer for Cause) of the Participant's employment with the Corporation or one of its Subsidiaries; provided, however, that for purposes of this Agreement only, the Participant must have attained the age of 60 and been an employee of the Corporation or any of its Subsidiaries for not less than 5 years as of the date of termination of employment by reason of Retirement.

For purposes of this Agreement, “Cause” shall mean that the Administrator, acting in good faith based on the information then available to it, determines that the Participant: (a) has been convicted of, or has pled guilty to, a felony (under the laws of the United States or any state thereof or other applicable jurisdiction); (b) has engaged in acts of fraud, material dishonesty or other acts of willful misconduct in the course of the Participant’s duties for the Corporation or any of its Subsidiaries; (c) the Participant has willfully failed to substantially perform the Participant’s duties for the Corporation or any of its Subsidiaries; (d) has materially breached any of the provisions of any agreement to which the Participant is a party with the Corporation or any of its Subsidiaries; or (e) has materially breached any written policy of the Corporation or any of its Subsidiaries that is applicable to the Participant in the course of the Participant’s employment and has been communicated to the Participant; provided, however, as to clauses (c), (d) and (e) only, that Cause shall only exist if the Corporation or a Subsidiary (as the case may be) shall have provided written notice to the Participant of the condition(s) claimed to constitute Cause under such clause and the Participant shall have failed to remedy such circumstance(s) within 30 days following the date of such notice.

For purposes of this Agreement, “Disability” shall mean the Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months.

The Stock Units subject to the Award remain subject to forfeiture should the applicable performance conditions as provided in Appendix A not be met as of the Vesting Date.
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For clarity, for purposes of this Agreement no termination of the Participant’s employment shall be deemed to have occurred if the Participant ceases to be employed by the Corporation or a Subsidiary but, immediately thereafter, continues in the employ of another Subsidiary or the Corporation.

C.    Change of Control

If a 409A Change of Control occurs on or before the Vesting Date, the Award shall remain outstanding and eligible to vest on the Vesting Date, provided that the performance-based vesting conditions for any outstanding and incomplete Measurement Period set forth in Appendix A shall be measured with the Measurement Period end date being the date of the 409A Change in Control and deemed to have been achieved at the greater of actual results or “Target” as set forth in Appendix A (that is, following the 409A Change of Control, the Award will be subject to only time-based vesting based on the Participant’s continued employment, and not any additional performance-based measure). Such Stock Units shall be paid in accordance with Paragraph 7 hereof. As used herein, “409A Change of Control” shall mean the occurrence of (a) a “change in the ownership” of the Corporation within the meaning of Treasury Regulation 1.409A-3(i)(5)(v) (which, for illustrative purposes, is generally triggered if any one person (or persons acting as a group) acquire ownership of Corporation stock which constitutes more than 50% of the total fair market value or total voting power of the stock of the Corporation), (b) a “change in the effective control” of the Corporation within the meaning of Treasury Regulation 1.409A-3(i)(5)(vi)(A)(1) (which, for illustrative purposes, is generally triggered if any one person (or persons acting as a group) acquire during a period of not more than twelve months ownership of stock of the Corporation possessing 30% or more of the total voting power of the stock of the Corporation; or certain majority changes in the membership of the Board occur over a period of not more than twelve months), or (c) a change “in the ownership of a substantial portion of the assets” of the Corporation within the meaning of Treasury Regulation 1.409A-3(i)(5)(vii) (which, for illustrative purposes, is generally triggered if any one person (or persons acting as a group) acquire during a period of not more than twelve months assets from the Corporation that have a total gross fair market value equal to or more than 40% of the total gross fair market value of all assets of the Corporation immediately before such acquisition(s)).

Except as expressly otherwise provided in this Paragraph 2, the Participant’s continued employment on the Vesting Date shall be a condition to the vesting of the Award and the rights and benefits under this Agreement.

If the Participant’s employment terminated in the circumstances set forth in Paragraph 2.B prior to the 409A Change of Control and the conditions to vesting pursuant to Paragraph 2.B are satisfied, the performance-based vesting condition shall be deemed to have been achieved at “Target” as set forth in Appendix A as of the Vesting Date (including as to any otherwise-completed Measurement Period set forth in Appendix A) and such Stock Units shall be paid in accordance with Paragraph 7.

D.     Post Change of Control Termination by the Corporation Without Cause or Resignation for Good Reason

If, following a 409A Change of Control and on or before the Vesting Date, (i) the Corporation (or Subsidiary that employs the Participant, as the case may be) terminates the Participant’s employment for any reason other than Cause or (ii) the Participant resigns employment with the Corporation (or Subsidiary that employs the Participant, as the case may be) for Good Reason, the Stock Units subject to the Award shall vest as of the date of such termination of the Participant’s employment with the Corporation and its Subsidiaries (the Participant’s “Separation Date”), with the performance-based
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vesting conditions for any outstanding and incomplete Measurement Period set forth in Appendix A deemed to have been achieved at “Target” as set forth in Appendix A, subject, however, to the Participant satisfying the release requirement set forth in the following sentence. As a condition of any such vesting, the Participant shall, not later than 21 days after such a termination of the Participant’s employment (or such longer period as may be required under applicable law for the Participant to consider the release in order for the release to be effective) provide the Corporation with a valid, executed written release of claims in a form acceptable to the Corporation, and such release shall not have been revoked by the Participant pursuant to any revocation rights afforded by applicable law. If this Paragraph 2.E applies, payment of the Stock Units that vest shall be made in accordance with Paragraph 7, except that if the Separation Date occurs within two years following the 409A Change of Control the Vesting Date shall be deemed to be the Separation Date as to such Stock Units and such Stock Units shall be paid within 60 days following the Separation Date.
For the purposes of this Agreement, “Good Reason” means, a (1) a material reduction by the Corporation in Participant’s base salary; (2) a material diminution in Participant’s position; or (3) a relocation of Participant’s location of employment by more than 50 miles from the office where Participant is located as of the Award Date; provided, however, that any such condition or conditions, as applicable, shall not constitute grounds for a termination for Good Reason unless both (x) the Participant provides written notice to the Corporation of the condition(s) claimed to constitute grounds for Good Reason within 60 days of the initial existence of such condition(s), and (y) the Corporation or Subsidiary (as the case may be) fails to remedy such condition(s) within 30 days after receiving such written notice thereof; and provided, further, that in all events the termination of the Participant’s employment shall not constitute a termination for Good Reason unless such termination occurs not more than 180 days following the initial existence of the condition claimed to constitute grounds for Good Reason.

E.    Continued Employment

Except as expressly otherwise provided in this Paragraph 2, continued employment through the Vesting Date is a condition to the vesting of the Award and the rights and benefits under this Agreement. Except as expressly otherwise provided in this Paragraph 2, employment for only a portion of the vesting period, even if a substantial portion, will not entitle the Participant to any proportionate vesting or avoid or mitigate a termination of rights and benefits upon or following a termination of employment as provided in Paragraph 4 below or under the Plan. As used in this Agreement, references to the Participant’s “employment” (and similar references to the Participant’s being “employed” and an “employee”) shall include any period when the Participant is either (i) an employee of the Corporation or any of its Subsidiaries or (ii) a member of the Board.

3.    DIVIDEND AND VOTING RIGHTS

The Participant shall have no rights as a stockholder of the Corporation, no dividend rights, and no voting rights with respect to the Stock Units.

4.    TERMINATION OF AWARD

If, on or before the Vesting Date, the Participant’s employment with the Corporation or any of its Subsidiaries terminates other than under circumstances described in Paragraph 2, above (or if the termination occurs in circumstances described in Paragraph 2 above but a release or other condition to the treatment otherwise provided for in Paragraph 2 above in the circumstances is not satisfied), the Award shall terminate and be cancelled as of the last day of the Participant’s employment with the Corporation
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or such Subsidiary. If the Award is terminated hereunder (including, without limitation, pursuant to Appendix A, Paragraph 2 or this Paragraph 4), the Stock Units shall automatically terminate and be cancelled as of the applicable termination date without payment of any consideration by the Corporation and without any other action by the Participant, or the Participant’s beneficiary or personal representative, as the case may be.

5.    CONDITIONS UPON RETIREMENT

If the Participant’s employment with the Corporation or any of its Subsidiaries terminates by reason of Retirement, the rights of the Participant with respect to the Award shall be subject to the conditions that until the Award is vested, he/she shall (a) not engage, either directly or indirectly, in any manner or capacity as advisor, principal, agent, partner, officer, director, employee, member of any association or otherwise, in any business or activity which is at the time competitive with any business or activity conducted by the Corporation or any of its direct or indirect Subsidiaries, and (b) be available, unless he/she shall have died, at reasonable times for consultations at the request of the Corporation’s management with respect to phases of the business with which he/she was actively connected during his/her employment, but such consultations shall not be required to be performed during usual vacation periods or periods of illness or other incapacity or without reasonable compensation and cost reimbursement. In the event that either of the above conditions is not fulfilled, the Participant shall forfeit all rights to the Award, as of the date of the breach of the conditions of this Paragraph 5. Any determination by the Board that the Participant is or has engaged in a competitive business or activity as aforesaid or has not been available for consultations as aforesaid shall be conclusive.

6.    NO EMPLOYMENT COMMITMENT

Nothing contained in this Agreement or the Plan constitutes an employment or service commitment by the Corporation or any of its Subsidiaries, affects the Participant’s status as an employee at will who is subject to termination with or without Cause, confers upon the Participant any right to remain employed by or in service to the Corporation or any Subsidiary, interferes in any way with the right of the Corporation or any Subsidiary at any time to terminate such employment or services, or affects the right of the Corporation or any Subsidiary to increase or decrease the Participant’s other compensation or benefits. Nothing in this Agreement, however, is intended to adversely affect any independent contractual right of the Participant without his or her consent thereto.

7.    TIMING AND MANNER OF PAYMENT OF STOCK UNITS

On or as soon as administratively practical following the Vesting Date as provided in Appendix A (or other applicable date determined pursuant to Paragraph 2 hereof), and in all events not later than 74 days after the Vesting Date (or such other period as may be provided for in Paragraph 2), the Corporation shall deliver to the Participant a cash payment (subject to any withholding for taxes pursuant to Paragraph 8) equal to the number of Stock Units that vested on the Vesting Date multiplied by the Payment Value. The “Payment Value” as of the Vesting Date is the sum of: (a) the closing price (in regular trading) for a share of Common Stock on the principal stock exchange on which the Common Stock is then listed or admitted to trade (the “Exchange”) on the Vesting Date or, if no sales of Common Stock were reported on the Exchange on that date, the closing price (in regular trading) for a share of Common Stock on the Exchange for the next preceding day on which sales of Common Stock were reported on the Exchange, plus (b) the amount of regular cash dividends paid by the Corporation on a share of Common Stock as to which the applicable ex-dividend date(s) are after the Award Date and on or before the Vesting Date; provided, however, that if the Corporation’s Common Stock is not listed or admitted to trade on any
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national securities exchange on the Vesting Date, the Payment Value with respect to the Vesting Date shall be either (i) if a 409A Change of Control has occurred on or prior to the Vesting Date and the Corporation’s Common Stock has ceased to be so listed or admitted to trade in connection with such 409A Change of Control, the amount of the cash consideration paid for a share of Corporation Common Stock in such transaction plus the amount of regular cash dividends paid by the Corporation on a share of Common Stock as to which the applicable ex-dividend date(s) are after the Award Date and before the date of such 409A Change of Control, or (ii) if clause (i) is not applicable, such other amount as the Administrator determines, in its sole and absolute discretion, to be fair and reasonable and consistent with the purposes of the Award. The Participant shall have no further rights with respect to any Stock Units that are paid or that terminate pursuant to Appendix A, Paragraph 2 or Paragraph 4.

If the Participant is a “specified employee” within the meaning of Treasury Regulation Section 1.409A-1(i) as of the date of the Participant’s separation from service with the Corporation, and payment pursuant to the preceding paragraph is to be made in connection with such separation from services, the Participant shall not be entitled to any payment or benefit pursuant to the preceding paragraph until the earlier of (i) the date which is six (6) months after the Participant’s separation from service for any reason other than death, or (ii) the date of the Participant’s death. The provisions of this paragraph shall only apply if, and to the extent, required to avoid the imputation of any tax, penalty or interest pursuant to Code Section 409A. Any amounts otherwise payable to the Participant upon or in the six (6) month period following the Participant’s separation from service that are not so paid by reason of this paragraph shall be paid as soon as practicable (and in all events within thirty (30) days) after the date that is six (6) months after the Participant’s separation from service (or, if earlier, as soon as practicable, and in all events within thirty (30) days, after the date of the Participant’s death). If, in connection with the Participant’s separation from service, the Participant is required to provide the Corporation with a release of claims and the maximum period in which the Participant has to consider, execute, and revoke such release of claims spans two calendar years, any payment of the Stock Units vesting in connection with such separation from service shall be made in the second of such two calendar years.

The timing of payment of any Stock Units may not be changed by the Corporation (including pursuant to any provision of the Plan), except as would satisfy Treasury Regulation Section 1.409A-3(j)(4).

8.    TAX WITHHOLDING

Upon any payment in respect of the Stock Units, the Corporation shall be entitled to reduce the amount of the cash payment to the Participant with respect of the Award by the amount of any tax withholding obligations of the Corporation or its Subsidiaries with respect to such payment.

9.    ADJUSTMENT UPON SPECIFIED EVENTS

Upon the occurrence of certain events relating to the Corporation’s stock contemplated by Section 7.1 of the Plan (including, without limitation, an extraordinary cash dividend on such stock), the Administrator shall make adjustments in accordance with such section to the number of Stock Units (or the consideration that may become payable with respect to a vested Stock Unit) then outstanding in respect of the Award. No such adjustment shall be made, however, as to any cash dividend or distribution that has already been taken into account in determining the Payment Value pursuant to Section 7.

10.    NON-TRANSFERABILITY OF THE AWARD

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The Award shall not be transferable otherwise than by will or by the applicable laws of descent and distribution. More particularly (but without limiting the generality of the foregoing), the Award may not be assigned, transferred (except as aforesaid), pledged or hypothecated in any way (whether by operation of law or otherwise) and shall not be subject to execution, attachment or similar process. Any attempted assignment, transfer, pledge, hypothecation or other disposition of the Award contrary to the provisions hereof, and the levy of any execution, attachment or similar process upon the Award, shall be null and void and without effect.

11.    AMENDMENT

In the event that the Board amends the Plan and such amendment modifies or otherwise affects the subject matter of this Agreement, this Agreement shall, to that extent, be deemed to be amended by such amendment to the Plan. However, the timing of payment of the Award (to the extent it becomes vested) shall be as set forth in this Award Agreement and may not be changed (pursuant to the Plan, any amendment thereto, or otherwise) except as would be compliant with (and not result in any tax, penalty or interest under) Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).

12.    CONSTRUCTION

In the event of any conflict between the Plan and this Agreement, the provisions of the Plan shall control. If any provision of this Agreement is held to be invalid or unenforceable for any reason, such provision shall be conformed to prevailing law rather than voided, if possible, in order to achieve the intent of the parties and, in any event, the remaining provisions of this Agreement shall remain in full force and effect and shall be binding upon the parties hereto. This Agreement shall be governed in all respects by the laws of the State of Florida.

13.    ENTIRE AGREEMENT

This Agreement constitutes the entire agreement between the Corporation and the Participant and supersedes all other discussions, correspondence, representations, understandings and agreements between the parties, with respect to the subject matter hereof.

14.    HEADINGS

The headings of the paragraphs of this Agreement are inserted for convenience only and shall not be deemed a part hereof.

15.    CLAWBACK POLICY

The Stock Units are subject to the terms of the Corporation’s recoupment, clawback or similar policy as it may be in effect from time to time, as well as any similar provisions of applicable law, any of which could in certain circumstances require repayment or forfeiture of the Stock Units or cash received with respect to the Stock Units.

16.    SECTION 409A

It is intended that any amounts payable under this Agreement shall either be exempt from or comply with Section 409A of the Code (including the Treasury regulations and other published guidance relating thereto) so as not to subject the Participant to payment of any additional tax, penalty or interest imposed
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under Code Section 409A. The provisions of this Agreement shall be construed and interpreted to avoid the imputation of any such additional tax, penalty or interest under Code Section 409A yet preserve (to the nearest extent reasonably possible) the intended benefit payable to the Participant.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

ONITY GROUP INC.

By: _____________________

PARTICIPANT

By: ___________________________________

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APPENDIX A

VESTING REQUIREMENTS

The Stock Units subject to the Award will be eligible to vest in a single installment on the Vesting Date based on the Corporation’s achievement of certain performance goals as determined below and subject to the continued service requirements set forth in this Agreement.

The Stock Units that will be available to vest on the Vesting Date shall be determined based on the following four measurement periods (each, a “Measurement Period”), with the percentage of the “target” number of Stock Units allocated to each such Measurement Period as set forth in the chart below:

Measurement Period	Period Dates	Percentage of Stock Units Allocated
First Measurement Period	March 15, 2026 through March 15, 2027	15%
Second Measurement Period	March 15, 2027 through March 15, 2028	15%
Third Measurement Period	March 15, 2028 through March 15, 2029	15%
Fourth Measurement Period	March 15, 2026 through March 15, 2029	55%

For each Measurement Period, the target number of Stock Units subject to the Award that will be allocated to that Measurement Period will be determined by multiplying the total target number of Stock Units subject to the Award by the percentage of Stock Units allocated to that Measurement Period (as shown above) (“Allocated Stock Units”).

The Stock Units for a particular Measurement Period that will be eligible to vest will be determined by multiplying the Allocated Stock Units for that Measurement Period by the percentage of Stock Units vesting based on the Relative TSR (as defined below) achieved by the Corporation for that Measurement Period as follows:

Relative TSR Achieved for the Measurement Period	Performance Level	Percentage of Allocated Stock Units Vesting
<25th percentile	Below Threshold	0%
25th percentile	Threshold	50%
50th percentile	Target	100%
100th percentile	Maximum	200%

Provided that the level of Relative TSR achieved for a Measurement Period is at least “Threshold,” the percentage of the Allocated Stock Units for that Measurement Period that will be eligible to vest for a Relative TSR for that Measurement Period achieved between the levels set forth in the table above will be
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determined based on straight-line interpolation between points (for clarity, if the Relative TSR achieved for the Measurement Period was the 60th percentile, the percentage of the Allocated Stock Units for that Measurement Period that will be eligible to vest would be 120%). In no event will the vesting percentage exceed 200% for any Measurement Period.

In the event of a termination of employment described under Paragraph 2B of this Agreement, this paragraph shall apply. For any Measurement Period listed above that begins after the Separation Date, the performance level of that Measurement Period will be deemed to be achieved at “Target”. In the event the Separation Date is earlier than the end date of a Measurement Period listed above, the Separation Date shall become the end date of that Measurement Period.

In the event of a 409A Change in Control described under Paragraph 2C of this Agreement, this paragraph shall apply. For any Measurement Period listed above that begins after the date of the 409A Change in Control, the performance level for that Measurement Period will be deemed to be achieved at “Target”. In the event the date of the 409A Change in Control is earlier than the end date of a Measurement Period listed above, the date of the 409A Change in Control shall become the end date of that Measurement Period.

Definitions. For purposes of this Appendix A, the following definitions shall apply:

“Absolute Total Shareholder Return” (or “Absolute TSR”) means, as to the applicable company for the applicable Measurement Period, the cumulative (non-compounded) total return (expressed as a percentage) of an investment in the company’s common stock for the Measurement Period, determined using the Beginning Stock Price to value the company’s common stock at the start of the Measurement Period and the Ending Stock Price to value the company’s common stock at the end of the Measurement Period. For purposes of such determination, the Ending Price (or one or more of the Closing Stock Prices used to determine the Ending Price, as the Administrator may determine) shall be equitably and proportionately adjusted by the Administrator to the extent (if any) determined necessary by the Administrator to preserve the intended incentives of the award and mitigate the impact of any stock split, stock dividend or reverse stock split occurring during the Measurement Period and the Beginning Price (or one or more of the Closing Stock Prices used to determine the Beginning Price, as the Administrator may determine) shall be equitably and proportionately adjusted by the Administrator to the extent (if any) determined necessary by the Administrator to preserve the intended incentives of the award and mitigate the impact of any stock split, stock dividend or reverse stock split occurring during the thirty (30) consecutive trading day period used to determine the Beginning Stock Price.

“Beginning Stock Price” as to a Measurement Period means the average of the Closing Stock Prices for the applicable company for the thirty (30) consecutive trading days ending with the first trading day of the Measurement Period.

“Closing Stock Price” means, as of any calendar day as to the applicable company for the applicable Measurement Period, the sum of (a) the closing price (in regular trading) for a share of the company’s common stock on the principal stock exchange on which the company’s common stock is then listed or admitted to trade (the “Exchange”) for the date in question or, if no sales of the company’s common stock were reported on the Exchange on that date, the closing price (in regular trading) for a share of the company’s common stock on the Exchange for the next preceding day on which sales of the company’s common stock were reported on the Exchange, plus (b) (as of any date after the Award Date) the amount of cash dividends paid by the company on a share of its common stock as to which the applicable ex-dividend date(s) are after the Award Date and on or before the particular calendar day in question. If the
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applicable company’s common stock is no longer listed or admitted to trade on a national securities exchange as of any particular date, the Closing Stock Price for that date as to that company shall be the value as reasonably determined by the Administrator for purposes of the award in the circumstances.

“Ending Stock Price” means, as to a particular Measurement Period, the average of the Closing Stock Prices for the applicable company for the thirty (30) consecutive trading days ending with the last trading day of the Measurement Period.

“Performance Peer Group” means the following companies:
•Annaly Capital Management, Inc.
•Better Home & Finance Holding Company
•Cherry Hill Mortgage Investment Corporation
•Finance of America Companies, Inc.
•loanDepot, Inc.
•Merchants Bancorp
•MGIC Investment Corporation
•NMI Holdings, Inc.
•PennyMac Financial Services, Inc.
•Radian Group Inc.
•Redwood Trust, Inc.
•Rithm Capital Corp.
•Rocket Companies, Inc.
•UWM Holdings Corporation

To measure relative performance, the Performance Peer Group will consist of (1) companies that are in the Performance Peer Group and are publicly-traded for the entire Measurement Period and (2) companies that are initially in the Performance Peer Group and cease to be publicly-traded during the Measurement Period because of insolvency (with the Absolute TSRs of such companies being deemed equal to the lowest Absolute TSR of companies that are in the Performance Peer Group for the entire period). Companies that are initially included in the Performance Peer Group but that cease to be publicly-traded during the Measurement Period because they are acquired or for other reasons will not be included in assessing relative performance and shall be deemed to be excluded from the Performance Peer Group.

“Relative Total Shareholder Return” (or “Relative TSR”) means the Corporation’s Absolute TSR ranked relative to the Absolute TSR values of companies in its Performance Peer Group (as defined above), expressed as a percentile where the highest Absolute TSR achieved by the Corporation or other company in the Performance Peer Group is the 100th percentile and the lowest Absolute TSR achieved by the Corporation or other company in the Performance Peer Group is the 0th percentile.

Determination. Following the end of each Measurement Period, the Administrator shall make a determination as to the Corporation’s achievement of the performance-based vesting requirements set forth in this Appendix A as to that Measurement Period. Any portion of the Allocated Stock Units subject to the Award for a particular Measurement Period that are outstanding at the end of that Measurement Period and are not eligible to vest in accordance with this Appendix A based on the Corporation’s performance for that Measurement Period shall terminate as of the last day of that Measurement Period (except as provided in Paragraph 2 of the Agreement). In all events, the Administrator’s determination of the Corporation’s performance during each Measurement Period, and the number of Stock Units eligible to vest, pursuant to this Appendix A shall be final and binding.

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* * *

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